Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of the AllianzGI Best Styles Emerging Markets Equity Fund, AllianzGI Best Styles Global Equity Fund, AllianzGI Best Styles International Equity Fund, and AllianzGI Best Styles U.S. Equity Fund, funds of Allianz Funds Multi-Strategy Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York April 22, 2016